                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 13)(1)



                        TRI-COUNTY FINANCIAL CORPORATION
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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                         (Title of Class of Securities)

                                   89546L 10 7
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                                 (CUSIP Number)

                                DECEMBER 31, 2008
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             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        /X/       Rule 13d-1(b)

        /X/       Rule 13d-1(c)

        /_/       Rule 13d-1(d)

-----------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                Page 1 of 7 pages

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CUSIP NO. 89546L 10 7                   13G/A                  PAGE 2 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           COMMUNITY BANK OF TRI-COUNTY EMPLOYEE STOCK OWNERSHIP PLAN TRUST

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                (a) /_/

                                                                (b) /X/

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND
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                          5      SOLE VOTING POWER                      11,097
       NUMBER OF
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                   185,718
        OWNED BY
          EACH            ------------------------------------------------------
       REPORTING          7      SOLE DISPOSITIVE POWER                 11,097
         PERSON
          WITH            ------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER              185,718

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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           196,815
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10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.65%  (1)
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12         TYPE OF REPORTING PERSON

           EP
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(1)      Based on 2,958,856 shares outstanding as of December 31, 2008.

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CUSIP NO. 89546L 10 7                   13G/A                  PAGE 3 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           LOUIS P. JENKINS, JR.

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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                           (a) /_/

                                                           (b) /X/

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
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                        5      SOLE VOTING POWER       14,809 (INCLUDES 11.097
       NUMBER OF                                       UNALLOCATED SHARES HELD
         SHARES                                        BY THE ESOP AND EXCLUDES
      BENEFICIALLY                                     18,056 SHARES SUBJECT TO
        OWNED BY                                       OPTIONS)
          EACH          --------------------------------------------------------
       REPORTING        6      SHARED VOTING POWER     185,718 (1)
         PERSON
          WITH          --------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER  14,809 (INCLUDES 11,097
                                                       UNALLOCATED SHARES HELD
                                                       BY THE ESOP AND EXCLUDES
                                                       18,056 SHARES SUBJECT TO
                                                       OPTIONS)
                        --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER  185,718 (1)

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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           218,583 (INCLUDES 18,056 SHARES SUBJECT TO OPTIONS)

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10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.34% (2)

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12         TYPE OF REPORTING PERSON
                    IN
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(1) Consists of allocated shares held by the Tri-County Financial Corporation Employee Stock Ownership Plan Trust ("ESOP Trust"), of which the reporting person serves as a trustee.
(2) Based on 2,958,856 shares outstanding as of December 31, 2008, plus 18,056 shares that the reporting person may acquire within 60 days by exercising stock options.

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CUSIP NO. 89546L 10 7                   13G/A                  PAGE 4 OF 7 PAGES
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1          NAMES OF REPORTING PERSONS:
           HERBERT N. REDMOND, JR.
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                        (a) /_/

                                                        (b) /X/

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3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
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                        5       SOLE VOTING POWER       20,343 (INCLUDES 11,097
       NUMBER OF                                        UNALLOCATED SHARES HELD
         SHARES                                         BY THE ESOP AND EXCLUDES
      BENEFICIALLY                                      29,925 SHARESSUBJECT TO
        OWNED BY                                        OPTIONS)
          EACH
       REPORTING        --------------------------------------------------------
         PERSON         6      SHARED VOTING POWER      185,718 (1)
          WITH
                        --------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER   20,343 (INCLUDES 11,097
                                                        UNALLOCATED SHARES HELD
                                                        BY THE ESOP AND EXCLUDES
                                                        29,925 SHARES SUBJECT TO
                                                        OPTIONS)
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER    185,718 (1)

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9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           235,986 (INCLUDES 29,925 SHARES SUBJECT TO OPTIONS)

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10         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           7.90%  (2)

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12         TYPE OF REPORTING PERSON
                    IN
--------------------------------------------------------------------------------
(1) Consists of allocated shares held by the ESOP Trust, of which the reporting person serves as a trustee.
(2) Based on 2,958,856 shares outstanding as of December 31, 2008, plus 29,925 shares that the reporting person may acquire within 60 days by exercising stock options.

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                                                  PAGE 5 OF 7 PAGES
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


ITEM 1 (a).     NAME OF ISSUER.
                Tri-County Financial Corporation

       (b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                3035 LeonardtownRoad
                Waldorf, Maryland  20601

ITEM 2 (a).     NAME OF PERSON(S) FILING.

     Community Bank of Tri-County Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Louis P. Jenkins, Jr. and Herbert N. Redmond, Jr.

       (b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE. Same as Item 1(b).

       (c).     CITIZENSHIP.

     See Row 4 of the second part of the cover page provided for each reporting person.

       (d). TITLE OF CLASS OF SECURITIES. Common Stock, par value $0.01 per share.

       (e).     CUSIP NUMBER. 89546L 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (f) /x/ An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

         Items (a), (b), (c), (d), (e), (g), (h), (i), (j) and (k) are not
applicable. This amended Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

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                                                  PAGE 6 OF 7 PAGES
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ITEM 4.           OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:  See Row 9 of the second part of
                  -------------------------
                  the cover page provided for each reporting person.

         (b)      PERCENT OF CLASS:  See Row 11 of the second part of the cover
                  ----------------
                  page provided for each reporting person.

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:  See Rows 5, 6,
                  --------------------------------------------
                  7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /_/

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit A.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
         Not applicable.

ITEM 10. CERTIFICATIONS.

         By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                  PAGE 7 OF 7 PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

COMMUNITY BANK OF TRI-COUNTY
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ Louis P. Jenkins, Jr.                                      February 13, 2009
---------------------------------------------------
Louis P. Jenkins, Jr., as Trustee


/s/ Herbert N. Redmond, Jr.                                    February 13, 2009
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Herbert N. Redmond, Jr., as Trustee



/s/ Louis P. Jenkins, Jr.                                      February 13, 2009
---------------------------------------------------
Louis P. Jenkins, Jr., as an Individual Stockholder


/s/ Herbert N. Redmond, Jr.                                    February 13, 2009
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Herbert N. Redmond, Jr., as an Individual Stockholder

                                                                    EXHIBIT A
                                                                    ---------


Members of the Group:
--------------------

Community Bank of Tri-County Employee Stock Ownership Plan Trust (the "ESOP")

Louis P. Jenkins, Jr.

Herbert N. Redmond, Jr.

                                                                    EXHIBIT 99
                                                                    ----------


                         AGREEMENT RELATING TO FILING OF
                           JOINT STATEMENT PURSUANT TO
                 RULE 13D-1(K) UNDER THE SECURITIES ACT OF 1934

     The undersigned agree that Amendment No. 13 to the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them.
Date: February 13, 2009


COMMUNITY BANK OF TRI-COUNTY
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ Louis P. Jenkins, Jr.                                      February 13, 2009
---------------------------------------------------
Louis P. Jenkins, Jr., as Trustee


/s/ Herbert N. Redmond, Jr.                                    February 13, 2009
---------------------------------------------------
Herbert N. Redmond, Jr., as Trustee



/s/ Louis P. Jenkins, Jr.                                      February 13, 2009
---------------------------------------------------
Louis P. Jenkins, Jr., as an Individual Stockholder


/s/ Herbert N. Redmond, Jr.                                    February 13, 2009
---------------------------------------------------
Herbert N. Redmond, Jr., as an Individual Stockholder